Exhibit 99.1

LENSAR Expands Board of Directors with the Appointments of Aimee S. Weisner and Elizabeth G. O’Farrell

ORLANDO, Fla. (February 1, 2021) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on femtosecond laser surgical solutions for the treatment of cataracts, today announced the expansion of its Board of Directors to seven members with the appointments of Aimee S. Weisner and Elizabeth G. O’Farrell, effective February 1, 2021. In addition to serving on the Company’s Board of Directors, Ms. Weisner will join the Company’s Compensation Committee, and Ms. O’Farrell will chair the Company’s Audit Committee.

“The additions of Liz and Aimee further strengthen our world-class Board of Directors led by our Chairman, Dr. William Link,” said Nick Curtis, Chief Executive Officer. “Liz and Aimee’s backgrounds ideally complement the skills and experience of our existing directors, and I am confident they will contribute significantly to our success going forward. Liz’s expertise in global operations and finance, paired with Aimee’s experience helping medical device and ophthalmology companies navigate the legal, regulatory and reimbursement landscapes, will be invaluable as we continue working toward our strategic and operational objectives.”

Most recently, Ms. Weisner was corporate vice president, general counsel of Edwards Lifesciences Corporation from 2011 until her retirement in 2019. Prior to her time at Edwards, she was engaged in private practice and served as legal advisor to publicly traded pharmaceutical and medical device companies located in Southern California from 2009 to 2010. Prior to this, from 2002 to 2009, Ms. Weisner served in a number of positions at Advanced Medical Optics, Inc. (acquired by Abbott Laboratories), including executive vice president, administration and secretary. From 1998 to 2002, Ms. Weisner served at Allergan, Inc., in roles including vice president, assistant general counsel and assistant secretary. Ms. Weisner holds a B.A. from California State University, Fullerton, and a J.D. from Loyola Law School, Los Angeles, and began her legal career as an associate at the law firm of O’Melveny & Myers LLP. Ms. Weisner currently serves on the Board of Directors of Glaukos Corporation and Oyster Point Pharma, Inc.

“I am honored to be joining LENSAR’s Board of Directors,” said Aimee Weisner. “The Company’s anticipated launch of the next-generation ALLY system next year could mark a major inflection point for the Company, one that has the potential to change the practice of cataract surgery and alter the landscape in this large, growing segment of the ophthalmic market.”

Ms. O’Farrell previously served 24 years with Eli Lilly and Company, most recently as chief procurement officer and head of global shared services from 2012 until her retirement in 2017. At Eli Lilly, she served in various executive management finance positions, including senior vice president, policy, and finance; senior vice president, finance; chief financial officer, Lilly USA, LLC; and chief financial officer, Eli Lilly Canada Inc. Before joining Eli Lilly, Ms. O’Farrell was an accountant at Boise Cascade Office Products, Whipple & Company and an auditor at Price Waterhouse, LLP. Currently, she serves on the board of directors of Geron Corporation and Inhibikase Therapeutics, Inc. and was previously the chairperson of PDL BioPharma, Inc. Ms. O’Farrell holds a B.S. and an M.B.A. from Indiana University.

“I have had the opportunity to see firsthand the evolution of LENSAR and its disruptive technology over the last several years. This is a truly exciting time for the Company, and I have been impressed by the team’s progress, particularly in light of the macro-level challenges related to the ongoing COVID-19 pandemic,” said Elizabeth O’Farrell. “I believe that this technology has tremendous potential in the cataract surgery market and look forward to contributing to the Company’s future accomplishments.”

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing and marketing an advanced femtosecond laser system for the treatment of cataracts and the management of pre-existing or surgically induced corneal astigmatism. Its LENSAR Laser System incorporates a range of proprietary technologies designed to assist the surgeon in obtaining better visual outcomes, efficiency and reproducibility by providing advanced imaging, simplified procedure planning, efficient design and precision.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com